                                   Exhibit 4.2








                          HARRAH'S ENTERTAINMENT, INC.
                         EXECUTIVE DEFERRED COMPENSATION
                                 TRUST AGREEMENT

                          HARRAH'S ENTERTAINMENT, INC.
                         EXECUTIVE DEFERRED COMPENSATION
                                 TRUST AGREEMENT

     THIS TRUST AGREEMENT is made and entered into by and between Harrah's Entertainment, Inc. (the "Company") and Wells Fargo Bank Minnesota, N.A. (the "Trustee").

     WHEREAS, the Company has adopted the Harrah's Entertainment, Inc. Executive Supplemental Savings Plan (the "ESSP"), a nonqualified deferred compensation plan for the benefit of certain executives;

     WHEREAS, the Company also sponsors the Harrah's Entertainment, Inc. Executive Deferred Compensation Plan (the "EDCP") and the Harrah's Entertainment, Inc. Deferred Compensation Plan (the "DCP"), nonqualified deferred compensation plans for the benefit of certain executives and directors;

     WHEREAS, the Company has entered into an Escrow Agreement dated February 6, 1990, as amended, pursuant to which the Company may maintain a source of funds to assist it in meeting its liabilities under the EDCP and the portion of its liabilities under the DCP that relates to DCP account balances of individuals who participate in both the EDCP and the DCP (the "Escrow Agreement");

     WHEREAS, the Company expects to incur liabilities with respect to individuals participating in the ESSP and the Company has incurred certain liabilities in connection with the DCP for which it has no source of funds other than the general assets of the Company;

     WHEREAS, the Company wishes to establish a trust (the "Trust") and to make contributions to the Trust to provide a source of funds to assist the Company in meeting its liabilities under the ESSP and its liabilities under the portion of the DCP that is not subject to funding through the Escrow Agreement;

     WHEREAS, the Company wishes to contribute to the Trust assets that shall be held therein subject to the claims of the Company's Insolvency, as herein defined, until paid to the ESSP or DCP participants and their beneficiaries in such manner and at such times as specified in the ESSP or DCP (collectively, the "Plan Documents"), as applicable;

     WHEREAS, it is the intention of the parties that this Trust Agreement shall constitute an unfunded arrangement and shall not affect the status of either the ESSP or the DCP as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 ("Act").

     NOW, THEREFORE, the parties establish the Trust Agreement and agree that the Trust shall be comprised, held and disposed of as follows:

                                  ARTICLE ONE
                             ESTABLISHMENT OF TRUST

     1.1 The Company hereby deposits with the Trustee in trust ten dollars ($10.00), which, together with subsequent contributions made or to be made by the Company, constitute the principal of the Trust to be held, administered and disposed of by the Trustee in accordance with the terms of the Plan and as provided in this Trust Agreement.

     1.2 The Trust hereby established shall be irrevocable.

     1.3 The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

     1.4 The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the participants in the ESSP and the participants in the DCP whose DCP benefits are not subject to the Escrow Agreement (collectively, the "Plan Participants") and the general creditors of the Company, as set forth herein. Plan Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan Documents and this Trust Agreement shall be mere unsecured contractual rights of participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1 herein.

     1.5 The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in the Plan Documents and this Trust Agreement. Neither the Trustee nor any Plan Participant or beneficiary shall have any right to compel such additional deposits.

     1.6 Upon a "Change of Control" (as defined in the Plan Documents), the Company shall, as soon as possible, but in no event longer than 90 days following the Change of Control, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan Participant or beneficiary the benefits to which Plan Participants or their beneficiaries would be entitled pursuant to the terms of the Plan Documents as of the date on which the Change of Control occurred.

                                  ARTICLE TWO
                          PAYMENTS TO PLAN PARTICIPANTS
                             AND THEIR BENEFICIARIES

     2.1 The entitlement of a Plan Participant or his or her beneficiaries to benefits under the ESSP or DCP shall be determined by the Company or such party as it shall designate under the Plan Documents, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan Documents. No provision in this Trust Agreement shall be construed as affording to an ESSP participant rights or privileges available under the DCP or as affording to a DCP participant rights or privileges available under the ESSP. The rights and entitlements of each Plan Participant or beneficiary shall be determined in accordance with the ESSP or DCP, as applicable.

     2.2 The Company may direct the Trustee to make payment of benefits to Plan Participants or beneficiaries as they become due under the terms of the Plan Documents. Alternatively, the Company may make payment of benefits directly to Plan Participants or beneficiaries. If the Company elects to make benefit payments directly to the Plan Participants or beneficiaries, the Company shall notify the Trustee of such election prior to the time amounts become payable to Plan Participants or their beneficiaries under the terms of the Plan Documents.

     2.3 The Company or a consultant designated by the Company shall provide to the Trustee, at least annually, a schedule showing the account balances of each Plan Participant or beneficiary, the vesting percentage applicable to each account balance and the entitlement of each Plan Participant or beneficiary to a current or future payment under the Plan Documents (the "Payment Schedule"). If a Plan Participant or his beneficiary shall make a request for payment from the Trustee, the Trustee shall obtain from the Company or its designated consultant an updated Payment Schedule that specifically reflects the amount currently payable to any Plan Participant or beneficiary who has requested payment from the Trustee, the form in which such amount is to be paid (as provided for or available under the ESSP or DCP), and the time of commencement for payment of such amount. Except as otherwise provided herein, the Trustee shall make payments to the Plan Participants and their beneficiaries in accordance with the appropriate Payment Schedule. There shall be no liability on the part of the Trustee with respect to any payment made in accordance with the terms of this Trust Agreement and the most recent Payment Schedule in the possession of the Trustee. At the direction of the Company, the Trustee shall withhold any federal, state or local taxes required to be withheld on benefits paid under the ESSP or the DCP and shall pay amounts withheld to the Company for remittance to the appropriate taxing authorities.

     2.4 Notwithstanding any provision of this Trust Agreement to the contrary, if the Trustee has actual knowledge that the Company has no present intention to pay benefits to Plan Participants and beneficiaries in accordance with the terms of the Plan Documents or to make any future contributions to the Trust, the Trustee shall, immediately and at least annually thereafter, obtain from the Company or its designated consultant an updated Payment Schedule and determine the funding status of the Trust. The funding status of the Trust shall be determined by dividing the value of the total assets in the Trust by the total account balances of all Plan Participants or beneficiaries, reflected on the updated Payment Schedule and determined without regard to whether the account balances are vested or payable (the "funding ratio"). If the Trust's funding ratio is less than one, no payment to a Plan Participant or beneficiary from the Trust shall exceed the maximum payment amount determined in accordance with
Section 2.5.

     2.5 The maximum amount that the Trustee may pay to any Plan Participant or his beneficiary if the contingencies set forth in Section 2.4 above have occurred, or as required by Section 3.3 below, shall equal the scheduled lump sum or installment payment owed to the Plan Participant or beneficiary determined in accordance with the Plan Documents and reflected on the Payment Schedule, multiplied by the funding ratio. If the payment to a Plan Participant or beneficiary is limited to the maximum amount permitted by this Section 2.5, the difference between the amount paid to the participant or beneficiary and the scheduled ESSP or DCP benefit payment shall be recorded by the Trustee and shall be referred to as an "overdue payment". The Trustee shall disregard any overdue payments in determining the Trust's funding ratio pursuant to Section 2.4 above.

     2.6 If overdue payments are calculated and recorded by the Trustee in accordance with Section 2.5, the Trustee shall make such overdue payments to the affected Plan Participants and beneficiaries at such time as the value of the total assets in the Trust is sufficient to support a funding ratio of at least one and to fund the overdue payments. The Company may make payment of any overdue payment directly to a Plan Participant or beneficiary.

                                 ARTICLE THREE
                    TRUSTEE RESPONSIBILITY REGARDING PAYMENTS
                 TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT

     3.1 The Trustee shall cease paying for benefits to Plan Participants and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     3.2 At all times during the continuance of this Trust, as provided in
Section 1.4 hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

          (a) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan Participants or their beneficiaries.

          (b) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency.

          (c) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan Participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan Participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the ESSP, the DCP or otherwise.

          (d) The Trustee shall resume the payment of benefits to Plan Participants or their beneficiaries in accordance with Article Two of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

     3.3 Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan Participants or their beneficiaries under the terms of the Plan Documents for the period of such discontinuance, less the aggregate amount of any payments made to Plan Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance. If the assets of the Trust are not sufficient following a discontinuance of payments pursuant to Section 3.2 above, the Trustee shall make payments in accordance with Sections 2.4 and 2.5 above.

                                  ARTICLE FOUR
                             PAYMENTS TO THE COMPANY

     4.1 Except as provided in Article Three above and as set forth below in this Article Four, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan Participants and their beneficiaries pursuant to the terms of the Plan Documents.

     4.2 In the event that the Trust shall hold "Excess Assets" (as that term is defined in Section 4.3 below), the committee designated by the Company to carry out the administrative duties of the Company under the Plan Documents (the "Committee"), in its discretion, may direct the Trustee to return part or all of such Excess Assets to the Company.

     4.3 "Excess Assets" are assets of the Trust which exceed one hundred twenty percent (120%) of the amounts necessary to pay each Plan Participant or beneficiary the benefits to which such Plan Participants or their beneficiaries are entitled pursuant to the terms of the Plan Documents as of the date the Committee requests that any Excess Assets be returned to the Company, regardless of whether such benefits are vested or payable as of the date the Committee makes its request for Excess Assets.

     4.4 The calculation required by Section 4.3 shall be made by a qualified actuary or consultant selected by the Trustee. Whenever practicable, the consultant hired by the Company to administer the ESSP and the DCP shall be selected by the Trustee to perform the calculation required by Section 4.3. If the Trustee so requests, the Company or its designated consultant shall provide to the Trustee an updated Payment Schedule in connection with the calculations performed in accordance with Section 4.3.

     4.5 Any Excess Assets returned to the Company pursuant to this Article Four shall be returned to the Company in any order of priority directed by the Committee.

                                  ARTICLE FIVE
                              INVESTMENT AUTHORITY

     5.1 All rights associated with the assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable or rest with Plan Participants, except that voting rights with respect to the Trust assets will be exercised by the Company.

     5.2 The Company shall have the right at anytime, and from time to time, in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

     5.3 Except as otherwise provided herein, in the investment, administration and distribution of the Trust, the Trustee, subject to the duty to apply the proceeds and avails of the Trust to the purposes specified in the Plan Documents and this Trust Agreement and subject to the restrictions of applicable law, may perform every act in the management of the Trust that individuals may perform in the management of like property owned by them free of any trust and may exercise every power with respect to each item of property in the Trust, real and personal, which individual owners of like property can exercise, including by way of illustration, but not by way of limitation, the powers noted below. No enumeration of specific powers herein shall be construed as a limitation on the foregoing general powers of the Trustee, nor shall any of the powers herein conferred upon the Trustee be exhausted by use thereof, but each shall be continuing. The powers of the Trustee include, but are not limited to, the following:

          (a) To hold, as an investment of the Trust, life insurance policies owned by the Company and issued on the lives of current or former employees of the Company, in accordance with the provisions of Article Eight of this Trust Agreement;

          (b) To invest in securities (including stock and rights to acquire stock) or obligations issued by the Company;

          (c) To invest and reinvest in bonds, notes, debentures, stocks (common or preferred), interests in investment companies (whether "open-end mutual funds" or "closed-end mutual funds"), options to acquire or sell securities (including "covered call options"), commercial paper, bank repurchase agreements, individual and group annuity contracts, deposit administration contracts, life insurance company separate accounts and pooled investment funds, mortgages, leaseholds, fee interests, personal, corporate and governmental obligations, interests in any amount in common trust funds established by the Trustee or another bank or trust company (and for such time as assets are invested in such common trust funds, such assets shall be subject to the declarations of trust establishing such common trust funds), pooled investment funds for retirement plans established by the Trustee or another bank or trust company and such other property, real, personal or mixed, irrespective of whether such securities or such property shall be of the character authorized by any state law for trust investments, but in accordance with the provisions of Section 4975 of the Internal Revenue Code of 1986, as amended ("Code") and Sections 404, 406, 407 and 408 of the Act;

          (d) To pledge or mortgage, assign, lease, contract to lease, grant and trade options to purchase, sell for cash or on credit at a private or public sale, convert, redeem, exchange for other securities or other property in which the Trust may be invested under this Trust Agreement or otherwise dispose of any securities or other property at any time held by the Trustee except as otherwise provided by the Plan Documents; no person dealing with the Trustee shall be bound to see to the application or to inquire into the validity, expediency or propriety of such sale or other disposition;

          (e) To retain in cash so much of the Trust as the Trustee deems advisable and to deposit any such cash held in the trust in banking accounts without liability for interest;

          (f) To settle, compromise, contest or submit to arbitration any claims, debts or damages due or owing to or from the Trust, to commence or defend suits or legal proceedings, and to represent the Trust in all suits or legal proceedings;

          (g) To exercise any conversion privilege or subscription right available in connection with any securities or property at any time held by the Trustee, to consent to the reorganization, consolidation, merger or readjustment of the finances of any corporation, company or association, or to the sale, mortgage, pledge or lease of the property of any corporation, company or association, any of the securities of which may at any time be held by the Trustee; and to do any acts with reference thereto, including the exercise of options, making of agreements or subscriptions, and the payment of expenses, assessments or subscriptions, which may be deemed to be necessary or advisable in connection therewith, and to hold and retain any securities or other property which the Trustee may so acquire;

          (h) To vote any corporate stock belonging to the Trust and to give proxies or general or limited powers of attorney for the purpose of such voting to other persons, with or without power of substitution; provided that the Trustee shall vote stock of the Company only as directed by the Company;

          (i) To borrow money, assume indebtedness, extend mortgages and encumber by mortgage or pledge upon such terms and conditions as may be deemed advisable;

          (j) To collect the income, rents, issues, profits and increases of the Trust through such means as are deemed advisable;

          (k) To invest all or part of the Trust in interest-bearing deposits with the Trustee or another bank or other federally-insured institution at a reasonable rate of interest, including but not limited to investment in time deposits, savings deposits, certificates of deposit or time accounts;

          (l) To employ agents, attorneys and advisors and to pay their reasonable compensation and expenses; the Trustee shall incur no liability for the acts or defaults of such agents, attorneys and advisors selected with due care, and the Trustee shall be fully protected in acting upon the advice of counsel on questions of law arising in connection with the administration of the Trust;

          (m) To cause any of the investments of the Trust to be registered in the name of the Trustee or in the name of its nominee, and any corporation or its transfer agent may presume conclusively that such nominee is the actual owner of any investments submitted for transfer; to make, execute and deliver as Trustee any and all instruments, advances, contracts, waivers, releases or other instruments in writing necessary or proper in the employment of any of the foregoing powers;

          (n) To retain any funds or property subject to dispute without liability for the payment of interest, and to decline to make payment or delivery thereof until final adjudication is made by a court of competent jurisdiction; and

          (o) To file all tax and other returns and reports required of the Trustee.

     5.4 The discretion of the Trustee in investing and reinvesting the assets of the Trust shall be subject to the investment directions issued by the Company (or its designee) in accordance with the terms and provisions of the Plan Documents. Notwithstanding any provision of Section 5.3 to the contrary, as of the effective date set forth in Section 14.1, and unless and until the general investment discretion of the Company is delegated to the Trustee as hereinafter provided, no discretionary investment power vested in the Trustee under this Trust Agreement shall be exercised except upon, and in accordance with, the direction of the Company; and the Company is authorized and empowered, in its sole discretion, to give any such directions to the Trustee. Neither the Trustee nor any other person shall be under any duty to question any such direction of the Company or to review any securities or other property acquired or held pursuant to the Company's directions or to make any suggestions to the Company in connection therewith; and the Trustee shall as promptly as possible comply with any directions given by the Company hereunder. The Trustee shall not be liable, to the extent permitted by law, for compliance with any such directions. The Company may delegate its investment discretion under this Section to the Trustee, in which event the Trustee shall exercise the investment discretion granted under the other sections of this Section 5. Any such delegation shall be set forth in the Plan Documents or be made by a written instrument delivered to the Trustee and signed by the Company. Should it be necessary to perform some act hereunder, and there is neither direction in the Plan Documents nor in this Trust Agreement nor direction of the Company on file with the Trustee, and no direction of the Company can be obtained after reasonable inquiry, the Trustee shall have full power and discretion to act in its own best judgment. All directions of the Company to the Trustee shall be in writing signed by the Company or by such other person as it shall authorize in writing so to act. Notwithstanding any provision of the Plan Documents or this Trust Agreement to the contrary, the Company hereby agrees to indemnify the Trustee and to hold the Trustee harmless from and against any claim or liability which may be asserted against the Trustee by reason of the Trustee acting on any direction from the Company pursuant to this Section or failing to act in the absence of any such direction, provided that such indemnification shall not extend to liability for which the Trustee is compensated under any policy of insurance.

     5.5 The Company may designate an investment manager to direct the Trustee regarding the management, acquisition and distribution of all or a part of the assets of the Trust. Any such investment manager shall be registered as an investment adviser under the Investment Advisers Act of 1940, or shall be a bank, or shall be an insurance company qualified to perform investment management services under the laws of the State of Delaware and shall have acknowledged in writing that he or it is a fiduciary with respect to the Trust. In the event an investment manager is appointed, the Company shall deliver to the Trustee a copy of the instruments appointing the investment manager and evidencing the investment manager's acceptance of such appointment. The Trustee shall follow the written directions of the investment manager regarding the investment and reinvestment of the Trust or such portion thereof as shall be under management by the investment manager and shall exercise to such extent all powers set forth in Section 5.3 as directed by the investment manager until notified in writing by the Company that the appointment of the investment manager has been terminated. The Trustee shall be under no duty or obligation to review any investments to be acquired, held or disposed of pursuant to such directions, nor to make any recommendations with respect to the disposition or continued retention of any such investment or the exercise or non-exercise of any of the powers enumerated in Section 5.3. The Trustee shall have no liability or responsibility for acting pursuant to the directions of, or for failing to act in the absence of any directions from, the investment manager. The Company hereby agrees to indemnify the Trustee and hold the Trustee harmless from and against any claim or liability which may be asserted against the Trustee by reason of the Trustee's acting on any direction from an investment manager pursuant to this Section or failing to act in the absence of any such direction.

                                  ARTICLE SIX
                              DISPOSITION OF INCOME

     6.1 During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

                                 ARTICLE SEVEN
                            ACCOUNTING BY THE TRUSTEE

     7.1 The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 60 days following the close of each plan year and within 60 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding plan year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such plan year or as of the date of such removal or resignation, as the case may be.

                                 ARTICLE EIGHT
                          RESPONSIBILITY OF THE TRUSTEE

     8.1 The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company that is contemplated by, and in conformity with, the terms of the Plan Documents or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     8.2 The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

     8.3 However, notwithstanding the provisions of Section 8.2 above, the Trustee may loan to the Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

     8.4 Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

                                  ARTICLE NINE
                    COMPENSATION AND EXPENSES OF THE TRUSTEE

     9.1 The Company shall pay all expenses associated with the administration of the Trust including the Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

                                  ARTICLE TEN
                     RESIGNATION AND REMOVAL OF THE TRUSTEE

     10.1 The Trustee may resign at any time by written notice to the Company, which shall be effective 30 days after receipt of such notice unless the Company and the Trustee agree otherwise.

     10.2 The Trustee may be removed by the Company on 30 days notice or upon shorter notice accepted by the Trustee.

     10.3 Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

     10.4 If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Article Eleven hereof, by the effective date of resignation or removal under Section 10.1. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

                                 ARTICLE ELEVEN
                            APPOINTMENT OF SUCCESSOR

     11.1 If the Trustee resigns or is removed in accordance with Section 10.1 hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

     11.2 The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles Seven and Eight hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes the successor Trustee.

                                 ARTICLE TWELVE
                            AMENDMENT OR TERMINATION

     12.1 This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan Documents or shall make the Trust revocable. In the event of a conflict between an amendment to this Trust Agreement and the Plan Documents, the Plan Documents shall control and there shall be no liability on the part of the Trustee resulting from its execution of an amendment the terms of which conflict with the Plan Documents.

     12.2 The Trust shall not terminate until the date on which participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan Documents. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

     12.3 Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan Documents, the Company may terminate this Trust prior to the time all benefit payments owed to Plan Participants and beneficiaries under the ESSP and the DCP have been made. All assets in the Trust at termination shall be returned to the Company.

                                ARTICLE THIRTEEN
                                  MISCELLANEOUS

     13.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     13.2 Benefits payable to the Plan Participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     13.3 This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                                ARTICLE FOURTEEN
                                 EFFECTIVE DATE

     14.1 The effective date of this Trust Agreement shall be as of April 1, 2001.

     IN WITNESS WHEREOF, the Company and the Trustee have caused this Trust Agreement to be executed by their duly authorized representatives on the 13th day of March, 2001.

                                        HARRAH'S ENTERTAINMENT, INC.


                                        By:  Marilyn G. Winn
                                             ----------------------------------
                                             Its: Sr. VP-HR



                                        WELLS FARGO BANK MINNESOTA, N.A.


                                        By:  Dawn R. Lake
                                             ----------------------------------
                                             Its:  Assistant Vice President